Filed Pursuant to Rule 424(b)(5)
Registration No. 333-176700

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 20, 2011)

8,000,000 Shares

XPO Logistics, Inc.

Common Stock

We are offering 8,000,000 shares of our Common Stock, par value $0.001 per share.

Our Common Stock is listed on the NYSE Amex under the trading symbol “XPO.” The last reported sale price of our Common Stock on the NYSE Amex on March 14, 2012 was $16.21 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement before you make an investment in our Common Stock.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to us
Per Share	$15.75	$0.7875	$14.9625
Total	$126,000,000	$6,300,000	$119,700,000

We have granted the underwriters an option to purchase up to 1,200,000 additional shares of our Common Stock to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Common Stock on or about March 20 , 2012.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES	JEFFERIES

BB&T Capital Markets	Oppenheimer & Co.	Raymond James	Stifel Nicolaus Weisel

March 14 , 2012

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the Common Stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of the Common Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the Common Stock being offered by this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Available Information and Incorporation of Information by Reference” on page S-22 of this prospectus supplement.

We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by us. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give to you. We are not, and the underwriters are not, making an offer to sell the Common Stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless the context otherwise requires or unless expressly stated otherwise, all references to the “Company,” “XPO,” “we,” “us” and “our” mean XPO Logistics, Inc., a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents we incorporate herein and therein by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated by reference in this prospectus supplement or the accompanying prospectus which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), finding suitable merger or acquisition candidates, expansion and growth of the Company’s business and operations and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terms. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed elsewhere in this prospectus supplement, including the section entitled “Risk Factors”, the risks in the Company’s filings with the SEC and the following: economic conditions generally; competition; the Company’s ability to find suitable acquisition candidates and execute its acquisition strategy; the Company’s ability to raise capital; the Company’s ability to attract and retain key employees to execute its growth strategy; the Company’s ability to develop and implement a suitable information technology system; the Company’s ability to maintain positive relationships with its network of third-party transportation providers; and governmental regulation. All forward-looking statements included in this prospectus supplement, in the accompanying prospectus or in any document incorporated by reference herein or therein speak only as of the date of this prospectus supplement, the accompanying prospectus or the document incorporated by reference, as the case may be. All of the forward-looking statements made or incorporated by reference in this prospectus supplement or the accompanying prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequence to or effects on the Company or its business or operations. The Company assumes no obligation to update any such forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and the information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-6, and the risk factors and the financial statements and other information contained in our filings with the SEC which have been incorporated by reference in this prospectus supplement, before making an investment decision.

Business Overview

We are a third-party logistics provider of freight transportation services through three non-asset based, or asset-light, business units: Expedited Transportation, Freight Forwarding and Freight Brokerage. These business units provide services complementary to each other, effectively giving us a platform for expansion in three distinct areas of the transportation industry.

Our Expedited Transportation business provides time-critical expedited transportation to its customers, most typically through carrier arrangements that assign one truck to a load, with a specified delivery time requirement. Most of the services provided by our Expedited Transportation business are completed via a fleet of exclusive-use vehicles that are owned and operated by independent contractors.

Our Freight Forwarding business provides domestic and global freight forwarding services through a network of independently-owned stations and Company-owned stations located throughout the United States, including our international specialists operating in Florida. These stations are responsible for selling and managing freight forwarding transportation services within their geographic area under the authority of our subsidiary Concert Group Logistics.

Through our Freight Brokerage unit, we arrange freight transportation and provide related logistics and supply chain services to customers in North America, ranging from transportation of single shipments to more comprehensive and integrated logistics services. From January 2008 until the fourth quarter of 2011, we provided these services solely through our Bounce Logistics, Inc. subsidiary. During the fourth quarter of 2011, we opened a sales office in Phoenix, Arizona, which provides truck brokerage services under the name XPO Logistics. The Phoenix office is the first of a number of cold-start sales offices we plan to open during the next two years, including offices that we expect to open in Ann Arbor, Michigan and Dallas, Texas during the second quarter of 2012.

The Company generally does not own its own trucks, ships or planes; instead we use a network of relationships with ground, ocean and air carriers to find the best transportation solutions for our customers. This allows capital to be invested primarily in expanding our workforce of talented people who are adept in the critical areas of competitive selling, price negotiation, carrier relations and customer service.

Following the equity investment led by Jacobs Private Equity, LLC (“JPE”) in the Company described below, we began to implement a growth strategy that will leverage our strengths — including management expertise, substantial liquidity and potential access to additional capital — in pursuit of profitable growth. Our strategy anticipates that this will be facilitated by a highly experienced executive team recently put in place, and by new technology that will integrate our operations on a shared platform for cross-company benchmarking and analysis. Our growth strategy focuses on three key areas: targeted acquisitions, organic growth and optimized operations.

The Company is currently evaluating opportunities to enter into an asset-based revolving credit facility that would be supported by our accounts receivable balances. The final terms of this contemplated facility have not been determined.

JPE Investment

In September 2011, pursuant to an investment agreement, dated as of June 13, 2011, by and among JPE, the other investors party thereto (collectively with JPE, the “Investors”) and the Company, we issued to the Investors, for $75.0 million in cash: (i) an aggregate of 75,000 shares of our Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), which are initially convertible into an aggregate of 10,714,286 shares of our Common Stock, and (ii) warrants initially exercisable for an aggregate of 10,714,286 shares of our Common Stock at an initial exercise price of $7.00 per share of Common Stock (the “Warrants”). Our stockholders approved the issuance of the Series A Preferred Stock and the Warrants at the special meeting of our stockholders on September 1, 2011.

In connection with the closing of the JPE equity investment, we changed our name from “Express-1 Expedited Solutions, Inc.” to “XPO Logistics, Inc.” on September 2, 2011. In addition, we effected a 4-for-1 reverse stock split and increased the number of our authorized shares of Common Stock to 150,000,000 shares.

Corporate Information

Our executive office is located at 429 Post Road, Buchanan, Michigan 49107, and our telephone number is (269) 695-2700. Our corporate website is www.xpologistics.com. The information on our website is not part of, nor is it incorporated into, this prospectus supplement.

THE OFFERING

The following summary contains basic information about this offering. For a more complete description of the shares of Common Stock, see “Description of Common Stock” beginning on page 6 of the accompanying prospectus.

Issuer	XPO Logistics, Inc.

Common Stock Offered	8,000,000 shares. We have also granted the underwriters a 30-day option to purchase up to 1,200,000 additional shares.

Common Stock to be Outstanding Immediately After this Offering	16,414,483 shares (or 17,614,483 shares if the underwriters exercise their over-allotment option in full) (based on shares outstanding on March 14, 2012).

Offering Price	$15.75 per share.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $118.8 million (or approximately $136.7 million if the underwriters exercise their over-allotment option in full) after deducting underwriting discounts and commissions and estimated expenses of this offering. We expect to use these net proceeds for general corporate purposes, which may include potential acquisitions. See “Use of Proceeds.”

Trading Symbol for Our Common Stock	Our Common Stock is listed on the NYSE Amex under the trading symbol “XPO.”

Risk Factors	An investment in our Common Stock involves risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the information referred to under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement, before deciding whether to purchase our Common Stock in this offering.

Except as otherwise indicated, all information in this prospectus supplement:

•	assumes the underwriters will not exercise their option to purchase 1,200,000 additional shares of Common Stock from the Company;

•	excludes 1,407,311 shares issuable upon the exercise of options outstanding as of March 14, 2012, with a weighted-average exercise price of $9.10 per share of Common Stock;

•	excludes 10,714,286 shares issuable upon the exercise of the Warrants outstanding as of March 14, 2012, at an exercise price of $7.00 per share of Common Stock; and

•	excludes 10,714,286 shares issuable upon conversion of the Series A Preferred Stock outstanding as of March 14, 2012, at an effective conversion price of $7.00 per share of Common Stock.

SUMMARY FINANCIAL DATA

The following table sets forth summary consolidated historical financial data as of December 31, 2011 and 2010 and for the fiscal years ended December 31, 2011, 2010 and 2009. This summary consolidated historical financial data has been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The following information should be read together with the historical audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in XPO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus supplement. The summary historical consolidated financial data presented in this prospectus supplement may not be indicative of future performance.

	Fiscal Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009
Consolidated Statement of Operations Data(1):
Operating revenue	$177,076,000	$157,987,000	$100,136,000
Income from continuing operations	759,000	4,888,000	1,690,000
Income from discontinued operations	—	—	15,000
Preferred stock beneficial conversion charge and preferred dividends(1)	(45,336,000)	—	—
Net (loss) income available to common stockholders	$(44,577,000)	$4,888,000	$1,705,000
Earnings per share
Basic	$(5.41)	$0.61	$0.21
Diluted	(5.41)	0.59	0.21
Weighted average common shares outstanding
Basic	8,246,577	8,060,346	8,008,805
Diluted	8,246,577	8,278,995	8,041,862
Consolidated Balance Sheet Data (at period end):
Cash	$74,007,000	$561,000
Working capital	$83,070,000	$12,314,000
Total assets	$127,641,000	$56,672,000
Total long-term debt and capital leases	$2,129,000	$6,512,000
Preferred Stock	$42,794,000	$ —
Stockholder’s equity	$108,360,000	$34,013,000

(1)	The Company effected a 4-for-1 reverse stock split on September 2, 2011. All share and per share amounts have been adjusted to reflect the reverse stock split. Results for the fiscal year ended December 31, 2011 reflect the beneficial conversion feature of $44.2 million on the Series A Preferred Stock that was recorded as a deemed distribution during the third quarter of 2011.

RISK FACTORS

Before investing in our Common Stock, you should carefully consider all of the information included in or incorporated by reference into this prospectus supplement, including the risks described below and the risks discussed under the caption “Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this prospectus supplement. If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

Risks Related to this Offering and Our Common Stock

The price of our Common Stock may fluctuate significantly, and this may make it difficult for you to resell shares of Common Stock owned by you at times or at prices you find attractive.

The trading price of our Common Stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in share prices and trading volumes that affect the market prices of the shares of many companies, particularly companies, such as XPO, with a relatively limited trading volume. These broad market fluctuations have adversely affected, and may in the future adversely affect, the market price of our Common Stock. Among the factors that could affect our stock price are:

•	changes in financial estimates and buy/sell recommendations by securities analysts or our failure to meet analysts’ revenue or earnings estimates;

•	actual or anticipated variations in our operating results;

•	our earnings releases and financial performance;

•	market conditions in our industry and the general state of the securities markets;

•	fluctuations in the stock price and operating results of our competitors;

•	actions by institutional shareholders;

•	investor perception of us and the industry and markets in which we operate; and

•	general economic conditions.

The trading price of our Common Stock has fluctuated widely in the past, and we expect that it will continue to fluctuate in the future.

Sales or issuances of a substantial number of shares of our Common Stock may adversely affect the market price of our Common Stock.

We anticipate that we will fund future acquisitions or our capital requirements from time to time, in whole or part, through sales or issuances of our Common Stock or equity-linked securities, subject to prevailing market conditions and our financing needs. Future equity financing may dilute the interests of our stockholders, and future sales or issuances of a substantial number of shares of our Common Stock or other equity-linked securities may adversely affect the market price of our Common Stock.

We have securities outstanding presently that are convertible into or exercisable for a substantial number of shares of our Common Stock. As of March 14, 2012, there were (i) 8,414,483 shares of our Common Stock outstanding, (ii) 75,000 shares of Series A Preferred Stock outstanding, which are initially convertible into an aggregate of 10,714,286 shares of our Common Stock (subject to customary anti-dilution adjustments), (iii) Warrants exercisable at any time until September 2, 2021, for an aggregate of 10,714,286 shares of our Common Stock at an initial exercise price of $7.00 per share of Common Stock (subject to customary anti-dilution adjustments), and (iv) 2,484,811 shares of our Common Stock reserved for future issuance under our various stock compensation plans.

The market price of our Common Stock could decline as a result of sales of shares of our Common Stock made after this offering or the perception that such sales could occur.

Our Chairman and Chief Executive Officer controls a large portion of our voting stock and has substantial control over us, which could limit other stockholders’ ability to influence the outcome of key transactions, including changes of control.

Our Chairman and Chief Executive Officer, Bradley S. Jacobs, controls, as the managing member of JPE, (i) 67,500 shares of our Series A Preferred Stock, which are initially convertible into an aggregate of 9,642,857 shares of our Common Stock, and (ii) 9,642,857 Warrants initially exercisable for an aggregate of 9,642,857 shares of our Common Stock at an exercise price of $7.00 per share. After giving effect to this offering, assuming no exercise of the underwriters’ over-allotment option, Mr. Jacobs would control, upon conversion of the Series A Preferred Stock and exercise of the Warrants held by JPE in full, approximately 54% of our outstanding Common Stock. This significant concentration of share ownership may adversely affect the trading price for our Common Stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders. Our Series A Preferred Stock votes together with our Common Stock on an “as-converted” basis on all matters, except as otherwise required by law, and separately as a class with respect to certain matters implicating the rights of holders of shares of the Series A Preferred Stock. In addition, pursuant to the investment agreement by and among JPE, the other Investors and the Company, Mr. Jacobs, as the managing member of JPE, will have the right to designate for nomination by our board of directors a majority of the members of our board of directors so long as JPE owns securities (including preferred stock convertible into, or warrants exercisable for, securities) representing at least 33% of the voting power of our capital stock on a fully-diluted basis, and will have the right to designate for nomination by our board of directors 25% of the members of our board of directors so long as JPE owns securities (including preferred stock convertible into, or warrants exercisable for, securities) representing at least 20% of the voting power of our capital stock on a fully-diluted basis. Accordingly, Mr. Jacobs can exert significant influence over our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders.

Because Mr. Jacobs currently controls a majority of the voting power of our stock, we qualify as a “controlled company” as defined in the NYSE Amex Company Guide, and, as such, we may elect not to comply with certain corporate governance requirements of such stock exchange. We do not currently intend to utilize these exemptions.

Our Common Stock is subordinate to our existing and future indebtedness and preferred stock.

Shares of the Common Stock are equity interests in XPO and do not constitute indebtedness. As such, shares of our Common Stock rank junior to all indebtedness and other non-equity claims on XPO with respect to assets available to satisfy claims on XPO, including in a liquidation of XPO. Additionally, we have outstanding shares of Series A Preferred Stock with a liquidation preference of $75,000,000 and an annual cash dividend of 4% of such liquidation preference. Holders of our Common Stock are subject to the prior dividend and liquidation rights of the holders of our preferred stock.

For a detailed description of the terms of our outstanding Series A Preferred Stock, see “Description of Selling Securityholder Preferred Stock” beginning on page 14 of the accompanying prospectus.

We currently do not intend to pay dividends on our Common Stock.

We have no immediate plans to pay dividends on our Common Stock. We currently plan to retain future earnings and cash flows for use in the development of our business rather than pay dividends on our Common Stock. Accordingly, we do not anticipate paying any cash dividends on our Common Stock in the near future. Therefore, the success of an investment in shares of our Common Stock will depend upon any future appreciation in their value. There is no guarantee that shares of our Common Stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

MANAGEMENT AND DIRECTORS

We recently assembled a new senior management team under the guidance of Mr. Jacobs. We provide below information regarding our executive officers and management team.

Bradley Jacobs has served as our Chief Executive Officer and Chairman of the board of directors since September 2011. Mr. Jacobs is also the managing director of Jacobs Private Equity, LLC, which is our largest stockholder. He has led two public companies: United Rentals, Inc., which he co-founded in 1997, and United Waste Systems, Inc., founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for its first six years and as executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems. Previously, Mr. Jacobs founded Hamilton Resources (UK) Ltd. and served as its chairman and chief operating officer. This followed the co-founding of his first venture, Amerex Oil Associates, Inc., where he was chief executive officer. Mr. Jacobs is a member of the board of directors of the Beck Institute for Cognitive Behavior Therapy.

Sean Fernandez has served as our Chief Operating Officer since November 2011. Mr. Fernandez has more than 20 years of leadership experience with global companies in industries that include distribution, consumer goods manufacturing, trucking and transportation. He most recently served as senior vice president and general manager–consumables for NCR Corporation, and earlier held positions as vice president—new growth platforms with Avery Dennison Corporation; chief operating officer with SIRVA, Inc.; group president with Esselte Corporation; chief operating officer—Asia Pac operations and divisional president with Arrow Electronics, Inc.; and senior engagement manager with McKinsey & Company, Inc. He holds a master of business administration degree from Harvard University and a bachelor’s degree in business administration from Boston College.

John Hardig has served as our Chief Financial Officer since February 2012. Mr. Hardig most recently served as managing director for the Transportation & Logistics investment banking group of Stifel Nicolaus Weisel since 2003. Prior to that, Mr. Hardig was an investment banker for six years in the Transportation and Telecom groups at Alex. Brown & Sons (now Deutsche Bank). Mr. Hardig holds a master of business administration degree from the University of Michigan Business School and a bachelor’s degree from the U.S. Naval Academy.

Tom Connolly, our Senior Vice President—Acquisitions, is responsible for acquisitions and business development. He most recently served as managing director of EVE Partners, LLC, a leading financial advisory firm whose practice is focused exclusively on the transportation logistics industry. He holds a master of business administration degree from the Goizueta Business School at Emory University.

Troy Cooper, our Senior Vice President—Finance, is responsible for providing financial support to the Company’s business units to align performance with strategic objectives. Mr. Cooper was most recently with United Rentals, Inc., where he served as vice president–group controller responsible for field finance functions. Previously, he held controller positions with United Waste Systems, Inc. and OSI Specialties, Inc. (formerly a division of Union Carbide, Inc.). Mr. Cooper began his career in public accounting with Arthur Andersen and Co. and is a certified public accountant.

Gordon Devens has served as our Senior Vice President and General Counsel since November 2011. Mr. Devens was most recently vice president—corporate development with AutoNation, Inc., where he was previously vice president—associate general counsel. Earlier, he was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he specialized in mergers and acquisitions and securities law. Mr. Devens holds a doctorate of jurisprudence and a bachelor’s degree in business administration from the University of Michigan.

Mario Harik has served as our Chief Information Officer since November 2011. Mr. Harik has built comprehensive IT organizations and overseen the implementation of proprietary platforms for a variety of firms, including members of the Fortune 100. His prior positions include chief information officer and senior vice president—research and development with Oakleaf Waste Management; chief technology officer with Tallan, Inc.; co-founder of G3 Analyst, where he served as chief architect of web and voice applications; and architect and consultant with Adea Solutions. Mr. Harik holds a master of engineering degree in information technology from Massachusetts Institute of Technology, and a degree in engineering, computer and communications from the American University of Beirut, Lebanon.

Scott Malat has served as our Senior Vice President—Strategic Planning since October 2011. Mr. Malat was most recently with Goldman Sachs Group, Inc., where he served as senior equity research analyst covering the air, rail, trucking and shipping sectors. Prior to Goldman Sachs, Mr. Malat was an equity research analyst with UBS, and a strategy manager with JPMorgan Chase & Co. He serves on the board of directors of the non-profit PSC Partners Seeking a Cure. He is a CFA® charter holder and has a degree in statistics with a concentration in business management from Cornell University.

Richard Metzler, our Senior Vice President—Acquisitions, is responsible for acquisitions and business development. Mr. Metzler most recently served as chief commercial officer for Greatwide Logistics Services, LLC, with prior positions as executive vice president of marketing–Americas for DHL Express, Inc.; and senior vice president—marketing and customer service, Transport International Pool for GE Capital (now GE Trailer Fleet Services). Previously, he held numerous senior positions with Federal Express Corporation, including vice president and general manager, FedEx Logistics–Americas. Mr. Metzler is a member of the boards of directors of Flash Global Logistics, Inc. and the Transportation Marketing and Sales Association.

Kent Renner, our Senior Vice President—Chief Accounting Officer, is responsible for external financial reporting, accounting operations, financial systems and internal controls. Mr. Renner was most recently global controller with GE Energy Services, Inc., a division of General Electric Company. Previously, he held positions as assistant corporate controller with The Home Depot, Inc., and senior manager with PricewaterhouseCoopers. Mr. Renner has a master’s degree in accounting from the University of North Carolina at Chapel Hill, and degrees in economics and business management from North Carolina State University. He is a certified public accountant.

Gregory Ritter has served as our Senior Vice President—Brokerage Operations since October 2011. Mr. Ritter has more than three decades of sales and management experience in multi-modal transportation logistics. He most recently served as the president of Knight Brokerage, Inc., a subsidiary that he established for Knight Transportation, Inc. Previously, Mr. Ritter spent 22 years with C.H. Robinson Worldwide, and worked with Allen Lund Company, Inc. on territory development.

We provide below information regarding each non-employee member of our board of directors, which also includes Mr. Jacobs.

G. Chris Andersen is the founder and a managing partner of G.C. Andersen Partners, LLC. Previously, Mr. Andersen served as vice chairman of PaineWebber, and as head of the Investment Banking Group at Drexel Burnham Lambert Incorporated. Mr. Andersen is the lead director for Terex Corporation. He is a founder of the Garn Institute of Finance at the University of Utah; a member of the International Advisory Council of the Guanghua School of Management at Peking University; and sits on the advisory board of the RAND Corporation’s Center for Asia Pacific Policy. Mr. Andersen holds a master’s degree from the Kellogg School of Management and is a chartered financial analyst.

Michael Jesselson is the president of Jesselson Capital Corporation. He is a longstanding director of American Eagle Outfitters, Inc., and serves as the Company’s lead independent director. Additionally, Mr. Jesselson has numerous non-profit affiliations, including chairman of American Friends of Bar-Ilan University; trustee of Yeshiva University; board member of SAR Academy; co-chairman of Shaare Zedek Medical Center Board of Directors in Jerusalem; board member of the Center for Jewish History; trustee of the American Jewish Historical Society; board member of the National Museum of American Jewish History; and board member of the Leo Baeck Institute.

Adrian Kingshott is the chief executive officer of AdSon LLC, and an affiliated managing director of The Bank Street Group LLC. Previously, with Goldman Sachs, he served as co-head of the firm’s Leveraged Finance business, among other positions. More recently, Mr. Kingshott was a managing director of Amaranth Advisors, LLC. He is an adjunct professor of Global Capital Markets at Fairfield University’s Dolan School of Business; and an adjunct professor of International Corporate Financial Management at Fordham University’s School of Business. He holds a master of business administration degree from Harvard Business School and a master of jurisprudence degree from Oxford University. Mr. Kingshott is a member of the board of directors of Centre Lane Investment Corp.

James Martell is an independent operating executive with Welsh, Carson, Anderson & Stowe, for companies in the transportation logistics sector and related industries. Previously, he was chief executive officer of SmartMail Services, Inc.; executive vice president of Americas for UTi Worldwide Inc.; and chief executive officer of Burlington Air Express Canada. Earlier, Mr. Martell held management positions with Federal Express Corporation and United Parcel Service, Inc. He currently serves as a director of Mobile Mini, Inc. Additionally, Mr. Martell is lead director for Ozburn-Hessey Logistics LLC, Vision Logistics Holding Corp., 3PD, Inc., ProTrans International and Unitrans International Corporation. He holds a degree in business administration from Michigan Technological University.

Jason Papastavrou, Ph.D. is the founder and chief investment officer of ARIS Capital Management, LLC, and is the co-founder of Empiric Asset Management, LLC. Previously, Dr. Papastavrou was the founder and managing director of the Fund of Hedge Funds Strategies Group of Banc of America Capital Management (BACAP); president of BACAP Alternative Advisors; and a senior portfolio manager with Deutsche Asset Management. He was a tenured professor at Purdue University School of Industrial Engineering, and holds a doctorate in electrical engineering and computer science from the Massachusetts Institute of Technology. Dr. Papastavrou serves on the board of directors of United Rentals, Inc.

Oren Shaffer was most recently vice chairman and chief financial officer of Qwest Communications International, Inc. (now CenturyLink, Inc.). Previously, Mr. Shaffer was president and chief operating officer of Sorrento Networks, Inc.; executive vice president and chief financial officer of Ameritech Corporation; and held senior executive positions with Goodyear Tire & Rubber Company, where he also served on the board of directors. Mr. Shaffer is a director on the boards of Terex Corporation; Belgacom S.A.; and Intermec, Inc.; and serves on the supervisory board of Demag Cranes AG. He holds a master’s degree in management from the Sloan School of Management, Massachusetts Institute of Technology, and a degree in finance and business administration from the University of California, Berkeley.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $118.8 million. If the underwriters exercise their option to purchase additional shares in full, the net proceeds of this offering will be approximately $136.7 million. “Net proceeds” is what we expect to receive after paying the underwriting discounts and commissions and other estimated expenses of the offering. We expect to use these net proceeds for general corporate purposes, which may include potential acquisitions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2011 (i) on an historical basis and (ii) on an as-adjusted basis to give effect to this offering and the application of our net proceeds from this offering, assuming no exercise of the underwriters’ option to purchase 1,200,000 additional shares of Common Stock from the Company. The historical data in the table is derived from and should be read in conjunction with our consolidated financial statements, including the accompanying notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

	As of December 31, 2011
	Actual	As adjusted
Total cash and cash equivalents	$74,007,000	$192,757,000

Long-term debt, including current portion(1)	$2,129,000	$2,129,000
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, 75,000 shares issued and outstanding	42,794,000	42,794,000
Common stock, $.001 par value; 150,000,000 shares authorized, 8,410,353 and 16,410,353 shares issued, respectively, and 8,365,353 and 16,365,353 shares outstanding, respectively	8,000	16,000
Additional paid-in capital	102,613,000	221,355,000
Treasury stock, at cost, 45,000 shares held	(107,000)	(107,000)
Accumulated deficit	(36,948,000)	(36,948,000)

Total stockholders’ equity	$108,360,000	$227,110,000

Total capitalization	$110,489,000	$229,239,000

(1)	On March 12, 2012, the Company fully repaid and terminated the Revolving and Term Loan Agreement made as of January 31, 2008. The amount repaid was $1,808,798, including all outstanding principal, interest and fees.

MARKET FOR THE COMMON STOCK AND DIVIDENDS

Our Common Stock is listed and traded on the NYSE Amex under the symbol “XPO.” The table below sets forth, for the quarters indicated, the high and low closing sales prices (adjusted for the 4-for-1 reverse stock split effective September 2, 2011) for our Common Stock on the NYSE Amex.

	High	Low
2010
First Quarter	$6.60	$4.88
Second Quarter	6.24	5.04
Third Quarter	7.52	4.96
Fourth Quarter	11.28	7.96
2011
First Quarter	$12.12	$8.48
Second Quarter	13.28	8.28
Third Quarter	17.00	7.67
Fourth Quarter	12.66	6.98
2012
First Quarter (through March 14, 2012)	$18.34	$11.30

As of March 14, 2012, there were approximately 7,700 holders of our Common Stock, based upon data available to us from our proxy solicitor, transfer agent and market maker for our Common Stock, and 8,414,483 shares of our Common Stock outstanding.

We have never paid, and have no immediate plans to pay, cash dividends on our Common Stock. We currently plan to retain future earnings and cash flows for use in the development of our business and to enhance stockholder value through growth and continued focus on increasing profitability rather than pay dividends on our Common Stock. We expect that any future credit agreement we enter into will impose restrictions on our ability to pay cash dividends on our Common Stock. In addition, our outstanding shares of Series A Preferred Stock restrict the payment of dividends on our Common Stock in the event the full dividends on our Series A Preferred Stock have not been paid. Accordingly, we do not anticipate paying any cash dividends on our Common Stock in the near future. Future payment of dividends on our Common Stock would depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	2,320,000
Deutsche Bank Securities Inc.	2,000,000
Jefferies & Company, Inc.	2,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	420,000
Oppenheimer & Co. Inc.	420,000
Raymond James & Associates, Inc.	420,000
Stifel, Nicolaus & Company, Incorporated	420,000

Total:	8,000,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of Common Stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Common Stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Common Stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of Common Stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,200,000 additional shares of Common Stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Common Stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Common Stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional shares of Common Stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$15.75	$126,000,000	$144,900,000
Underwriting discounts and commissions to be paid by us	$0.7875	$6,300,000	$7,245,000
Proceeds, before expenses, to us	$14.9625	$119,700,000	$137,655,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $950,000.

Our Common Stock is listed on the NYSE Amex under the trading symbol “XPO”.

We and all of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock.

whether any such transaction described above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters; or

•	the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of the underwriting agreement; or

•

the issuance by the Company of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock in connection with any bona fide merger, acquisition, business combination or other strategic or commercial relationship, to a third party or a group of third parties, provided that such party or parties agree to the restrictions described in the immediately preceding paragraph, the term of which restrictions shall not expire prior to twelve months from the date of the underwriting agreement; or

•	the issuance by the Company of any shares of Common Stock or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company; or

•

transfers by our officers or directors of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift, provided that (i) each donee shall agree to the restrictions described in the immediately preceding paragraph and (ii) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the restricted period; or

•

distributions of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to limited partners, members or stockholders of entities controlled by our officers or directors, provided that each distributee shall agree to the restrictions described in the immediately preceding paragraph; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made.

The restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or a material news event relating to us occurs, or

•

prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period or provide notification to Morgan

Stanley & Co. LLC of any earnings release or material news or material event that may give rise to an extension of the initial 90-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the Common Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Common Stock in the open market to stabilize the price of the Common Stock. These activities may raise or maintain the market price of the Common Stock above independent market levels or prevent or retard a decline in the market price of the Common Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Common Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Common Stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Common Stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Common Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Common Stock to be offered so as to enable an investor to decide to purchase any shares of our Common Stock, as the same may be varied in that Member

State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Common Stock in, from or otherwise involving the United Kingdom.

MATERIAL UNITED STATES FEDERAL INCOME

TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of the material United States Federal income consequences of the purchase, ownership and disposition of our Common Stock. Except where noted, this summary deals only with Common Stock that is held as a capital asset by a Non-U.S. Holder (as defined below).

A “Non-U.S. Holder” means a person (other than a partnership or any other entity treated as a partnership for United States Federal income tax purposes) that is not for United States Federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States Federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations (“Treasury Regulations”) to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States Federal income tax consequences different from those summarized below. This summary does not address all aspects of United States Federal income taxes and does not deal with foreign, state, local, estate or other tax considerations that may be relevant to Non-U.S. Holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States Federal income tax consequences applicable to you if you are subject to special treatment under the United States Federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States Federal income tax purposes). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary.

If a partnership holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular United States Federal income tax consequences to you of the ownership of the Common Stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Distributions paid on our Common Stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States Federal income tax principles. Dividends paid to a Non-U.S. Holder of our Common Stock generally will be subject to withholding of United States Federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States Federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of our Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our Common Stock by a Non-U.S. Holder generally will not be subject to United States Federal income tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for United States Federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or such Non-U.S. Holder’s holding period for our Common Stock and such Non-U.S. Holder held (at any time during the shorter of the five-year period ending on the date of the disposition or such Non-U.S. Holder’s holding period) more than 5% of our Common Stock.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States Federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the United States source gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we have not been and are not currently a “United States real property holding corporation” for United States Federal income tax purposes, however, no assurance can be given that we will not become one in the future. If, however, we are or become a “United States real property holding corporation”, so long as our Common Stock continues to be regularly traded on an established securities market, only a Non-U.S. Holder who holds, or held (at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period) more than 5% of our Common Stock will be subject to United States Federal income tax on the disposition of our Common Stock. Non-U.S. Holders should consult their own tax advisors about the consequences that could result if we are, or become, a “United States real property holding corporation”.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Common Stock within the United States or conducted through certain United States related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States Federal income tax liability provided the required information is furnished to the IRS.

Recently Enacted Legislation

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% of any dividends paid after December 31, 2013 and the proceeds of a sale of our Common Stock paid after December 31, 2014 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

LEGAL MATTERS

Certain matters with respect to the validity of the Common Stock offered by us pursuant to this prospectus supplement will be passed upon by Cravath, Swaine & Moore LLP, New York, New York. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of XPO Logistics, Inc. (formerly Express-1 Expedited Solutions, Inc.) as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION AND INCORPORATION OF INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.xpocorporate.com. The contents of our website are not incorporated by reference into or otherwise part of this prospectus supplement and our website address is included as an inactive textual reference only. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

We are “incorporating by reference” into this prospectus supplement specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus supplement and prior to the termination of this offering (excluding any portions of such documents that are “furnished” but not “filed” for purposes of the Exchange Act). This prospectus supplement is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents filed by us with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and

•	Current Reports on Form 8-K filed on January 20, 2012 and February 7, 2012.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus supplement by reference but not delivered with the prospectus supplement. You can obtain free copies of such documents if you call us at (269) 695-2700 or write us at the following address: 429 Post Road, Buchanan, Michigan 49107. You may also visit our website at www.xpocorporate.com for free copies of any such document.

This prospectus supplement, the accompanying prospectus and information incorporated by reference herein or therein may contain summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

XPO Logistics, Inc.

429 Post Road

Buchanan, Michigan 49107

Common Stock

Preferred Stock

Debt Securities

Warrants

75,000 Shares of Selling Securityholder Preferred Stock

10,714,286 Selling Securityholder Warrants

Shares of Common Stock Issued or Issuable upon Conversion or Exercise

Offered by the Selling Securityholders

We may offer and sell to the public from time to time, in one or more series or issuances:

•	Common Stock;

•	Preferred Stock;

•	Senior or Subordinated Debt Securities; and

•	Warrants.

The aggregate initial offering price of the securities that XPO Logistics, Inc. will offer for sale pursuant to this prospectus and any prospectus supplement will not exceed $500,000,000. When we offer securities pursuant to this prospectus, we will provide specific terms of the offering and material tax considerations pertaining to an investment in the securities in supplements to this prospectus. The securities offered by this prospectus and any prospectus supplement may be offered directly to investors or to or through underwriters, dealers or other agents on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

In addition, the selling securityholders may sell a total of up to 75,000 shares of Selling Securityholder Preferred Stock, up to 10,714,286 Selling Securityholder Warrants and the shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants from time to time under this prospectus and any prospectus supplement. In the prospectus supplement relating to any sales by the selling securityholders, we will identify the participating selling securityholders and the number of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock, as the case may be, that the selling securityholders will be offering for sale. We will not receive any of the proceeds from the sale of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock by the selling securityholders. We have paid the fees and expenses incident to the registration of the shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock for sale by the selling securityholders.

Investing in our securities involves risks. You should read this prospectus, including the risk factors incorporated herein by reference on page 4, and in any prospectus supplement, carefully before you invest. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplement.

The shares of Common Stock are listed on the NYSE Amex (the “NYSE Amex”) under the trading symbol “XPO.” Other than for shares of Common Stock, there is no market for the other securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (the “registration statement”) utilizing the “shelf” registration process that we have filed with the Securities and Exchange Commission (the “SEC”), which registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Company and the securities. The registration statement can be read at the SEC’s website (www.sec.gov) or at the offices mentioned under the heading “Where You Can Find More Information.”

Under this registration statement, we may offer, as described in this prospectus and any prospectus supplement, from time to time, up to $500,000,000 of securities. The selling securityholders may, from time to time, sell up to 75,000 shares of Selling Securityholder Preferred Stock, up to 10,714,286 Selling Securityholder Warrants and the shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants in one or more offerings.

This prospectus provides you with a general description of the securities we and the selling securityholders may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described in this prospectus under the heading “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires or unless the applicable prospectus supplement otherwise indicates, all references to: (i) the “Company,” “XPO,” “we,” “us” and “our” mean XPO Logistics, Inc., a Delaware corporation, and/or its subsidiaries; (ii) “securities” mean, collectively, shares of Common Stock, shares of Preferred Stock, Debt Securities, Warrants, shares of Selling Securityholder Preferred Stock and Selling Securityholder Warrants; (iii) “Common Stock” mean shares of common stock of the Company, par value $0.001 per share; (iv) “Preferred Stock” mean shares of preferred stock of the Company, par value $0.001 per share; (v) “Debt Securities” mean the debt securities of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates; (vi) “Warrants” mean warrants to purchase securities of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates; (vii) “Selling Securityholder Preferred Stock” mean the 75,000 shares of Series A Convertible Perpetual Preferred Stock of the Company that may be offered and sold by the selling securityholders pursuant to the registration statement to which this prospectus relates; and (viii) “Selling Securityholder Warrants” mean the 10,714,286 warrants to purchase Common Stock at an initial exercise price of $7.00 per share of Common Stock that may be offered and sold by the selling securityholders pursuant to the registration statement to which this prospectus relates.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus, in conformity with accounting principles generally accepted in the United States, or “U.S. GAAP.” Our fiscal year ends on December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or in any prospectus supplement or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of the securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are only offering the securities in states where offers are permitted. You should assume that the information appearing in this prospectus or in any prospectus supplement is accurate as of the date on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate herein by reference, contains, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated by reference in this prospectus which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), finding suitable merger or acquisition candidates, expansion and growth of the Company’s business and operations and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terms. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Factors that could adversely affect actual results and performance include, among others, potential fluctuations in operating results and expenses, government regulation, technology change, competition and the potential inability to identify and consummate acquisitions and arrange adequate financing. All forward looking statements included in this prospectus, any applicable prospectus supplement or in any document incorporated by reference into this prospectus speak only as of the date of this prospectus, the prospectus supplement or the document incorporated by reference, as the case may be. All of the forward-looking statements made or incorporated by reference in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequence to or effects on the Company or its business or operations. The Company assumes no obligation to update any such forward-looking statements.

PROSPECTUS SUMMARY

The Company

XPO provides premium transportation and logistics services to thousands of customers primarily through our three wholly owned subsidiaries: (1) Express-1, Inc., which provides time critical expedited transportation to its customers; (2) Concert Group Logistics, Inc., which provides freight forwarding services through a chain of independently owned stations located throughout the United States; and (3) Bounce Logistics, Inc., which provides premium truckload brokerage transportation services to customers throughout the United States.

We serve a diverse client base located primarily within North America. Our Concert Group Logistics business unit also provides international freight forwarding services to customers in other regions of the world. We provide reliable same day, time critical, special handling or customized logistics solutions that meet our customers’ needs. During 2010, we provided more than 144,000 critical movements for our customers through our three business units.

Our principal executive offices are located at 429 Post Road, Buchanan, Michigan 49107. Our telephone number is (269) 695-2700. We maintain a website at www.xpocorporate.com where general information about us is available. The contents of our website are not incorporated by reference into this prospectus and our website address is included as an inactive textual reference only. Our stock is listed on the NYSE Amex under the symbol “XPO.” For further information regarding XPO, including financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information.”

Recent Developments

On June 13, 2011, the Company entered into an Investment Agreement (the “Investment Agreement”) with Jacobs Private Equity, LLC (“JPE”) and the other investors party thereto (including by joinders thereto) (collectively with JPE, the “Investors”), providing for an aggregate investment by the Investors of up to $150,000,000 in cash in the Company, including amounts payable upon exercise of the Selling Securityholder Warrants.

On September 2, 2011, in accordance with the terms and conditions of the Investment Agreement, the Company issued to the Investors, for $75,000,000 in cash, (i) 75,000 shares of Selling Securityholder Preferred Stock, which are initially convertible into an aggregate of 10,714,286 shares of Common Stock and vote together with the Common Stock on an “as-converted” basis on all matters on which the Common Stock may vote, except as otherwise required by law, and (ii) 10,714,286 Selling Securityholder Warrants initially exercisable for an aggregate of 10,714,286 shares of Common Stock at an exercise price of $7.00 per share. We refer to this investment as the “JPE Equity Investment.”

The closing of the JPE Equity Investment occurred on September 2, 2011, as a result of which JPE became the controlling stockholder of the Company. In connection with the closing of the JPE Equity Investment, Bradley S. Jacobs, the Managing Member of JPE, was elected as the Chairman of the Board of Directors of the Company (the “Board”) on September 2, 2011. Mr. Jacobs also was appointed Chief Executive Officer of the Company at that time.

Also in connection with the closing of the JPE Equity Investment, the Common Stock underwent a 4:1 reverse stock split on September 2, 2011 and the name of the Company was changed from “Express-1 Expedited Solutions, Inc.” to “XPO Logistics, Inc.”

The Offering

Under this prospectus, the Company may offer and sell to the public in one or more series or issuances Common Stock, Preferred Stock, Debt Securities and Warrants with an aggregate offering price not to exceed $500,000,000.

Also under this prospectus, the selling securityholders may sell up to 75,000 shares of Selling Securityholder Preferred Stock, up to 10,714,286 Selling Securityholder Warrants and the shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants from time to time in one or more transactions.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including the risks discussed in the section entitled “Risk Factors” incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus. Additional risk factors will be included in a prospectus supplement relating to a particular series or offering of securities.

USE OF PROCEEDS

Unless we state differently in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by us pursuant to this prospectus and any applicable prospectus supplement for general corporate purposes.

The selling securityholders will receive all of the net proceeds from the resale of their shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock pursuant to this prospectus and the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms of the Common Stock, as well as other material terms of our Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and our 2nd Amended and Restated Bylaws (the “Bylaws”). This description is only a summary. You should read it together with the Company Certificate and Bylaws, which are included as exhibits to the registration statement of which this prospectus is part and incorporated by reference herein.

General

We currently have 150,000,000 authorized shares of Common Stock, par value $0.001 per share, of which 8,252,892 shares were issued and outstanding as of September 16, 2011.

Other than as described in this prospectus or any applicable prospectus supplement, no stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or any sinking fund provisions. All the outstanding shares of Common Stock are fully paid and non-assessable. Subject to the rights of the holders of the Preferred Stock (including the Selling Securityholder Preferred Stock), the holders of Common Stock are entitled to dividends when, as and if declared by the Board from funds legally available therefor and, upon liquidation, to a pro-rata share in any distribution to stockholders.

Pursuant to Delaware law and the Company Certificate, our Board by resolution, subject to the voting rights of the holders of the Selling Securityholder Preferred Stock described under “Description of Selling Securityholder Preferred Stock — Voting Rights” below, may establish one or more series of Preferred Stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, such rights and preferences being senior to the rights of holders of Common Stock. Other than the Selling Securityholder Preferred Stock, no shares of Preferred Stock are currently outstanding.

Voting and Other Rights

Each share of Common Stock entitles the holder thereof to one vote on all matters upon which stockholders are permitted to vote. The Bylaws provide that directors will be elected by a plurality of votes cast at a meeting of stockholders by the stockholders entitled to vote in the election and, except as otherwise required by law, whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

The holders of the Selling Securityholder Preferred Stock are entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The holders of the Selling Securityholder Preferred Stock shall participate in such votes as if the shares of Selling Securityholder Preferred Stock were converted into shares of Common Stock as of the record date for the determination of holders of Common Stock entitled to vote.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws

Provisions of the Delaware General Corporation Law (the “DGCL”) could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute.    We have elected to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a

“business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.

No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Company Certificate prohibits cumulative voting.

Classified Board.    The DCGL permits a corporation to divide its board of directors into up to three classes with staggered terms of office. Our Board is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of our Board and our business strategies and policies as determined by our Board. The use of a classified board may delay or defer a change in control of the Company or removal of incumbent management.

Limitation of Liability and Indemnification of Officers and Directors.    The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Company Certificate and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. The Company Certificate and Bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.

The limitation of liability and indemnification provisions in the Company Certificate and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Authorized but Unissued Shares of Common Stock.    Our authorized but unissued shares of Common Stock will be available for future issuance without approval by the holders of Common Stock. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock.    Our Company Certificate and Bylaws authorize undesignated Preferred Stock. As a result, our Board may, without the approval of holders of Common Stock, issue shares of Preferred Stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Amendments to Organizational Documents

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws.

Registration Rights Agreement

The shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or upon exercise of the Selling Securityholder Warrants have the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders —Registration Rights Agreement.”

Listing

Our Common Stock is listed on the NYSE Amex under the trading symbol “XPO.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the Preferred Stock we may issue sets forth certain general terms and provisions of any series of Preferred Stock to which any prospectus supplement may relate. Particular terms of the Preferred Stock offered by any prospectus supplement and the extent, if any, to which these general terms and provisions will apply to any series of Preferred Stock so offered will be described in the prospectus supplement relating to the applicable Preferred Stock. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of Preferred Stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Delaware law and the provisions of the Company Certificate relating to Preferred Stock. This description does not apply to the Selling Securityholder Preferred Stock, the material terms of which are described separately under “Description of Selling Securityholder Preferred Stock.”

We currently have 10,000,000 authorized shares of Preferred Stock, par value $0.001 per share, of which 75,000 shares of Selling Securityholder Preferred Stock were issued and outstanding as of September 2, 2011. Preferred Stock may be issued independently or together with any other securities and may be attached to or separate from the other securities.

Pursuant to Delaware law and the Company Certificate, our Board by resolution, subject to the voting rights of the holders of the Selling Securityholder Preferred Stock described under “Description of Selling Securityholder Preferred Stock — Voting Rights” below, may establish one or more series of Preferred Stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.

The Board, in approving the issuance of a series of Preferred Stock and the applicable prospectus supplement, will set forth with respect to such series, the following:

•	the number of shares constituting such series;

•	the designation of such series;

•	the voting powers, if any, of the shares of such series; and

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

The terms of each series of Preferred Stock will be described in the prospectus supplement related to such series of Preferred Stock and will contain a discussion of any material U.S. Federal income tax considerations applicable to such series of Preferred Stock.

DESCRIPTION OF DEBT SECURITIES

We may issue Debt Securities under one or more indentures or supplemental indentures between us and the trustee identified in the applicable prospectus supplement. Any indenture or supplemental indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the Debt Securities to be issued under the indenture(s) or supplemental indenture(s) are summaries of certain anticipated provisions of the indenture(s) or supplemental indenture(s) and are not complete. We will file a copy of the supplemental indenture(s) with the SEC at or before the time of the offering of the applicable series of Debt Securities. You should refer to those indenture(s) or supplemental indenture(s) for the complete terms of the Debt Securities.

General

We may issue Debt Securities that rank “senior” or “subordinated.” The Debt Securities referred to as “senior securities” will be direct obligations of the Company and will rank equally and ratably in right of payment with other indebtedness of the Company that is not subordinated. We may issue Debt Securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable indenture or supplemental indenture and prospectus supplement, and may rank equally and ratably with any other subordinated notes and any other subordinated indebtedness. We refer to these Debt Securities as “subordinated securities.”

The Company may issue the Debt Securities under this prospectus up to an aggregate principal amount of $500,000,000, in one or more series, in each case as we may establish in one or more indentures or supplemental indentures. If any Debt Securities are issued at an original issue discount, then such Debt Securities may have such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, after taking into account such original issue discount. The Company need not issue all Debt Securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

Our rights and the rights of our creditors (including the holders of our Debt Securities) and stockholders to participate in distributions by any of our subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that a creditor may have the benefit of a guarantee from that subsidiary or we may ourselves be a creditor with recognized claims against that subsidiary.

We anticipate that any indenture will provide that the Company may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of the Debt Securities. Any trustee under any indenture may resign or be removed with respect to one or more series of the Debt Securities, and the Company may appoint a successor trustee to act with respect to that series.

The applicable prospectus supplement will describe the specific terms relating to the series of the Debt Securities the Company will offer, including, to the extent applicable, the following:

•	the title and series designation of the Debt Securities and whether they are senior securities or subordinated securities;

•	the aggregate principal amount of the Debt Securities and any limit upon such principal amount;

•

the percentage of the principal amount at which the Company will issue the Debt Securities and, if other than the principal amount of the Debt Securities, the portion of the principal amount of the Debt Securities payable upon maturity of the Debt Securities;

•

if convertible, the number of debt securities or shares of any class, classes or series into which the Debt Securities will be convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be mandatory, at our option or at the option of the holders of the Debt Securities, the events requiring an adjustment of the conversion price, provisions affecting conversion in the event of redemption of the Debt Securities, restrictions on conversion and any other terms governing such conversion;

•	the stated maturity date of the Debt Securities;

•	any fixed, variable or pay-in-kind interest rate or rates per annum or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar option;

•	the place where principal, premium, if any, and interest or any additional amounts, if any, will be payable and where the Debt Securities can be surrendered for payment;

•	any rights affecting the transfer, exchange or conversion of the Debt Securities;

•	the dates from which interest, if any, may accrue and any interest payment dates and regular record dates or the method by which such date or dates will be determined;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price, terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, and any remarketing arrangements;

•	whether the Debt Securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such Debt Securities;

•	whether the Company will issue the Debt Securities in certificated or book-entry form;

•

whether the Debt Securities will be in registered or bearer form and, if in registered form, the denominations if other than in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•

whether the Company will issue any of the Debt Securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual Debt Securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in any prospectus supplement;

•

whether the Company will pay additional amounts on the Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem the Debt Securities instead of making this payment;

•	the subordination provisions, if any, relating to the Debt Securities;

•	the provision of annual and/or quarterly financial information to the holders of the Debt Securities;

•	a discussion of certain U.S. Federal income tax law considerations;

•	the remedies for holders of Debt Securities;

•	the right to make any changes to the indenture(s) or the terms of the Debt Securities by the Company and what approval, if any, will be required from the holders of the Debt Securities;

•	the provisions for voting on any changes to the indenture(s) or the terms of the Debt Securities;

•	the requirements for the Company to discharge, to defease or to covenant defease the Debt Securities;

•

certain restrictive covenants, if any, which may, among other things, limit the ability of the Company to: (i) grant liens on our assets, (ii) consolidate, merge or transfer property, (iii) make certain types of payments, including dividends, (iv) incur or guarantee additional debt, (v) sell assets or (vi) engage in certain lines of business; and

•	any other specific terms of the Debt Securities, including any other deletions from or modifications or additions to the applicable indenture in respect of the Debt Securities.

The Company may issue Debt Securities at less than the principal amount payable upon maturity. We refer to these securities as “original issue discount securities.” If material or applicable, we will describe in the applicable prospectus supplement special U.S. Federal income tax, accounting and other considerations applicable to original issue discount securities. The Company may also issue Debt Securities that are guaranteed by one or more of its subsidiaries, in which case the registration statement to which this prospectus relates will be amended to include such guarantees prior to such offering.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the Company will issue the Debt Securities of any series that are registered securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, the Company will pay the interest and principal and any premium at the corporate trust office of the trustee. At the Company’s option, however, the Company may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If the Company does not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the Debt Security is registered at the close of business on a special record date the applicable trustee will fix; or

•	in any other lawful manner, all as the applicable indenture or supplemental indenture describes.

You may exchange or transfer Debt Securities at the office of the applicable trustee. The trustee acts as the Company’s agent for registering Debt Securities in the names of holders and transferring Debt Securities. The Company may change this appointment to another entity or perform it itself. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange Debt Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Global Securities

If so set forth in the applicable prospectus supplement, the Company may issue the Debt Securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depository identified in the prospectus supplement. The Company may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to any series of Debt Securities will be described in the applicable prospectus supplement

DESCRIPTION OF WARRANTS

We may issue Warrants for the purchase of Common Stock, Preferred Stock or Debt Securities. Warrants may be issued independently or together with shares of Common Stock, Preferred Stock or Debt Securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of Warrants will be issued under a separate warrant certificate to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant certificate that will be filed with the SEC in connection with the offering of such Warrants. This description does not apply to the Selling Securityholder Warrants, the material terms of which are described separately under “Description of Selling Securityholder Warrants.”

The prospectus supplement relating to a particular issue of Warrants will describe the terms of such Warrants, including the following:

•	the title of such Warrants;

•	the offering price for such Warrants, if any;

•	the aggregate number of such Warrants;

•	the designation and terms of the securities purchasable upon exercise of such Warrants;

•	if applicable, the designation and terms of the securities with which such Warrants are issued and the number of such Warrants issued with each such security;

•	if applicable, the date from and after which such Warrants and any securities issued therewith will be separately transferable;

•

the principal amount of Debt Securities purchasable upon exercise of a Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities or other property) and the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time;

•	whether the Warrants represented by the warrant certificates or Debt Securities that may be issued upon exercise of the Warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the anti-dilution provisions of such Warrants, if any;

•	the redemption or call provisions, if any, applicable to such Warrants; and

•	any additional terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

DESCRIPTION OF SELLING SECURITYHOLDER PREFERRED STOCK

The following is a summary of the material terms of the Selling Securityholder Preferred Stock as contained in the Certificate of Designation of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designation”), which has been filed with the Secretary of State of the State of Delaware, a copy of which is included as Exhibit 4.1 to the registration statement of which this prospectus is a part and incorporated by reference herein. Stockholders are urged to carefully read the Certificate of Designation in its entirety. Unless the context otherwise requires, definitions of terms provided in this “Description of Selling Securityholder Preferred Stock” apply solely for purposes of this section.

Authorized Shares and Liquidation Preference

We have designated 75,000 authorized shares of Preferred Stock as “Series A Convertible Perpetual Preferred Stock”, with a par value of $0.001 per share and an initial liquidation preference of $1,000 per share, for an aggregate initial liquidation preference of $75,000,000.

Ranking

The Selling Securityholder Preferred Stock ranks, with respect to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution:

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senior to the Common Stock, whether now outstanding or hereafter issued, and to each other class or series of our stock (including any series of Preferred Stock established after September 2, 2011 (the “Issue Date”) by the Board) the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Junior Stock”);

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on a parity with each class or series of our stock (including any series of Preferred Stock established after the Issue Date by the Board) the terms of which expressly provide that such class or series ranks on a parity with the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Parity Stock”); and

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junior to each other class or series of our stock (including any series of Preferred Stock established after the Issue Date by the Board) the terms of which expressly provide that such class or series ranks senior to the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Senior Stock”).

The Company’s ability to issue Parity Stock or Senior Stock is subject to the provisions described below under “— Voting Rights.”

Dividends

Holders of shares of Selling Securityholder Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee thereof, out of the assets of the Company legally available for payment, dividends at the rate per annum of 4% per share on the Accreted Liquidation Preference (as defined below) in effect at such time (subject to the following paragraph), which Accreted Liquidation Preference is subject to adjustment as described below. Dividends on the Selling Securityholder Preferred Stock will be payable quarterly, on the 15th calendar day (or the following business day if the 15th is not a business day) of January, April, July and October of each year (each such date being referred to herein as a “Dividend Payment Date”) at such annual rate. We will make each dividend payment on the Selling Securityholder Preferred Stock in cash. The initial dividend on the Selling Securityholder Preferred Stock for the dividend period commencing on the Issue Date to, but excluding, October 17, 2011, will be $5.00 per share (subject to the following paragraph), and shall be payable when, as and if declared, on October 17, 2011. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

In the event that dividends are paid on shares of Common Stock in any dividend period with respect to the Selling Securityholder Preferred Stock, then the dividend payable in respect of each share of Selling Securityholder Preferred Stock for such period shall be equal to the greater of (i) the amount otherwise payable in respect of such share of Selling Securityholder Preferred Stock in accordance with the foregoing paragraph and (ii) the product of (A) the aggregate dividends payable per share of Common Stock in such dividend period times (B) the number of shares of Common Stock into which such share of Selling Securityholder Preferred Stock is then convertible.

A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date or, if none, the Issue Date, and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable, when, as and if declared, on a Dividend Payment Date shall be payable to holders of record on the later of (i) the close of business on the first calendar day (or the following business day if such first calendar day is not a business day) of the calendar month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which the Board or a duly authorized committee thereof declares the dividend payable (each, a “Dividend Record Date”).

Holders of shares of Selling Securityholder Preferred Stock shall not be entitled to any dividend in excess of the then-applicable full accrued dividends calculated pursuant to the Certificate of Designation on shares of Selling Securityholder Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend or payment which may be in arrears. All references in this summary to dividends or to a dividend rate or accretion rate shall be read to reflect any adjustment to the dividend rate or accretion rate pursuant to the Certificate of Designation.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends (including any accrued and unpaid dividends that have accreted (as described below) and are reflected in the Accreted Liquidation Preference) shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Selling Securityholder Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Selling Securityholder Preferred Stock and any Parity Stock, dividends may be declared and paid on the Selling Securityholder Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the aggregate amounts of dividends declared per share on, and the amounts of such dividends declared in cash per share on, the Selling Securityholder Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Selling Securityholder Preferred Stock and such other Parity Stock bear to each other.

If we are unable to, or otherwise fail to, pay dividends in full on the Selling Securityholder Preferred Stock on any Dividend Payment Date as described above, the Accreted Liquidation Preference will be increased as of the first day of the immediately succeeding dividend period by the Accretion Amount (as defined below) in respect of the unpaid dividends. If we pay a portion of the dividends payable on the Selling Securityholder Preferred Stock on a Dividend Payment Date and accrete the unpaid portion, we will pay the current portion equally and ratably to the holders of the Selling Securityholder Preferred Stock. The amount of dividends payable for any dividend period following a non-payment of dividends will be calculated on the basis of the Accreted Liquidation Preference as of the first day of the relevant dividend period.

We may pay all or a portion of the amount by which the Accreted Liquidation Preference of a share of the Selling Securityholder Preferred Stock exceeds $1,000 per share of Selling Securityholder Preferred Stock on (i) any Dividend Payment Date or (ii) any other date fixed by the Board or a duly authorized committee thereof. The Company shall make any such payment in cash and any such payment shall be made equally and ratably to the holders of the Selling Securityholder Preferred Stock. The Accreted Liquidation Preference of each share of Selling Securityholder Preferred Stock will be reduced as of the first day following the date of such payment by the amount of such payment (the “Paydown Amount”) and the amount of dividends will be calculated on the basis of the reduced Accreted Liquidation Preference for the period of time from the date of such reduction until the applicable Dividend Payment Date.

We will use our reasonable best efforts to provide notice to the holders of the Selling Securityholder Preferred Stock not later than ten days prior to each Dividend Payment Date if we determine that we will not pay dividends on that Dividend Payment Date. Such notice shall be given by issuing a press release as described under “— Notices” below and by notifying our transfer agent. If a development occurs less than ten days prior to a Dividend Payment Date that will prevent us from paying dividends on that Dividend Payment Date, and we have not already provided notice, we will provide prompt notice to the holders of Selling Securityholder Preferred Stock and our transfer agent as set forth above. The notice will indicate whether we will accrete all or a portion of the dividends, as well as the amount of the dividends to be accreted. Any failure by us to deliver such notice will not impair our ability to accrete dividends in any respect.

“Accretion Amount” per share of Selling Securityholder Preferred Stock for any Dividend Payment Date on which accrued dividends are not paid in full, means the product of (i) the accretion rate of 4% per annum, calculated on a quarterly basis, as such may be adjusted pursuant to the Certificate of Designation, (ii) the Accreted Liquidation Preference as of the first day of the relevant dividend period and (iii) the fraction of the accrued dividends for that dividend period that were not paid on the Dividend Payment Date.

“Accreted Liquidation Preference” per share of Selling Securityholder Preferred Stock means, as of any date, $1,000 increased by the sum of the Accretion Amounts, if any, for all prior Dividend Payment Dates, and decreased by the sum of the Paydown Amounts, if any, for all prior Dividend Payment Dates or other dates on which Paydown Amounts were paid.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, each holder of Selling Securityholder Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Stock, an amount equal to the greater of (i) the aggregate Accreted Liquidation Preference attributable to shares of Selling Securityholder Preferred Stock held by such holder, subject to adjustment as provided under “— Miscellaneous” below, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not declared) for the then-current dividend period, and (ii) the product of (x) the amount per share that would have been payable upon such liquidation, dissolution or winding-up to the holders of shares of Common Stock or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible (assuming the conversion of each share of Selling Securityholder Preferred Stock and without deduction for the Accreted Liquidation Preference otherwise payable pursuant to clause (i)), multiplied by (y) the number of shares of Common Stock or such other securities into which the shares of Selling Securityholder Preferred Stock held by such holder are then convertible.

None of (i) the sale of all or substantially all of our property or business (other than in connection with our voluntary or involuntary liquidation, dissolution or winding-up), (ii) our merger, conversion or consolidation into or with any other person or (iii) the merger, conversion or consolidation of any other person into or with us, shall constitute our voluntary or involuntary liquidation, dissolution or winding-up for the purposes of the immediately preceding paragraph.

In the event our assets available for distribution to the holders of the Selling Securityholder Preferred Stock upon any of our liquidation, winding-up or dissolution, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Selling Securityholder Preferred Stock, ratably, in proportion to the full distributable amounts for which such holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accrued and unpaid dividends to which each series is entitled.

After the payment to the holders of the Selling Securityholder Preferred Stock of the full preferential amounts provided for above, such holders shall have no right or claim to any of our remaining assets.

Voting Rights

The holders of the Selling Securityholder Preferred Stock shall be entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The holders of the Selling Securityholder Preferred Stock shall participate in such votes as if the shares of Selling Securityholder Preferred Stock were converted into shares of Common Stock as of the record date for the determination of holders of Common Stock entitled to vote. In addition, each holder of Selling Securityholder Preferred Stock shall have one vote for each share of Selling Securityholder Preferred Stock held by such holder on all matters voted upon by the holders of Selling Securityholder Preferred Stock as a separate class, as well as voting rights specifically required by the DGCL from time to time.

So long as any Selling Securityholder Preferred Stock is outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Company Certificate, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Selling Securityholder Preferred Stock, voting separately as a single class, will be required (i) for any amendment of the Company Certificate if the amendment would alter or change the powers, preferences, privileges or rights of the holders of the Selling Securityholder Preferred Stock so as to affect them adversely, (ii) to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Senior Stock, or (iii) to reclassify any of our authorized stock into any Parity Stock or Senior Stock, or any obligation or security convertible into or evidencing a right to purchase any Parity Stock or Senior Stock, provided that, for avoidance of doubt, no such vote shall be required for us to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Junior Stock.

Conversion Rights

Each share of Selling Securityholder Preferred Stock is convertible, in whole or in part, at the option of the holder thereof (“Optional Conversion”), into the number of shares of Common Stock (the “Conversion Rate”) obtained by dividing (i) the Accreted Liquidation Preference by (ii) the Conversion Price then in effect. The initial Conversion Price of the Selling Securityholder Preferred Stock is $7.00 per share.

Holders of shares of Selling Securityholder Preferred Stock who convert their shares on a day other than a Dividend Payment Date will not be entitled to any accrued dividends for the dividend period in which they convert their shares. Accordingly, shares of Selling Securityholder Preferred Stock surrendered for Optional Conversion after the close of business on a Dividend Record Date and before the opening of business on the immediately succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Such holders will be entitled to receive the dividend payment on those shares on that Dividend Payment Date. A holder of Selling Securityholder Preferred Stock on a Dividend Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by us on the Selling Securityholder Preferred Stock on that date (and if we fail to pay such dividend, such holder’s shares converted on such date will be converted at a Conversion Rate that reflects the Accreted Liquidation Preference after giving effect to such failure), and the converting holder shall not be required to include payment in the amount of such dividend upon surrender of shares of Selling Securityholder Preferred Stock for conversion. Except as provided above, upon any Optional Conversion of shares of Selling Securityholder Preferred Stock, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on such shares of Selling Securityholder Preferred Stock as to which Optional Conversion has been effected or for dividends on the shares of Common Stock issued upon such Optional Conversion.

The conversion right of a holder of Selling Securityholder Preferred Stock shall be exercised by such holder by the surrender to us of the certificates representing shares of Selling Securityholder Preferred Stock to be converted at any time during usual business hours at our principal place of business or the offices of our transfer agent, accompanied by written notice to the Company that such holder elects to convert all or a portion of the shares of Selling Securityholder Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates or other appropriate evidence of ownership representing shares of Common Stock are to be issued and (if so required by us or our transfer agent) by a written instrument or instruments of transfer in form reasonably satisfactory to us or our transfer agent duly executed by such holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required under the Certificate of Designation. The date on which such holder satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date.” We will deliver shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) due upon conversion, together with any cash in lieu of fractional shares in accordance with the provisions described under “— Fractional Shares” below. Immediately prior to the close of business on the Conversion Date, each converting holder shall be deemed to be the holder of record of the shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) issuable upon conversion of such holder’s Selling Securityholder Preferred Stock notwithstanding that our share register shall then be closed or that certificates or other appropriate evidence of ownership representing such Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) shall not then be actually delivered to such holder. On the Conversion Date, all rights with respect to the shares of Selling Securityholder Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of holders thereof to (a) receive certificates or other appropriate evidence of ownership representing the number of whole shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) into which such shares of Selling Securityholder Preferred Stock have been converted and cash in lieu of any fractional shares, in accordance with the provisions described under “— Fractional Shares” below and (b) exercise the rights to which they are entitled as holders of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible).

Settlement Upon Conversion

We will satisfy our obligation to deliver shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) upon conversion of Selling Securityholder Preferred Stock by delivering to holders surrendering shares for conversion a number of shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) equal to the product of (x) the aggregate number of shares of Selling Securityholder Preferred Stock to be converted multiplied by (y) the Conversion Rate then in effect (provided that we will deliver cash in lieu of fractional shares in accordance with the provisions described under “— Fractional Shares” below), as soon as practicable after the third trading day (but in no event later than the fifth business day) following the Conversion Date.

Anti-Dilution Adjustments

The Conversion Price shall be subject to the following adjustments from time to time:

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Stock Dividends.    In case we pay or make a dividend or other distribution on the Common Stock in Common Stock, the Conversion Price, as in effect at the opening of business on the day following the record date for such dividend or other distribution, shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such adjustment to become effective immediately after the opening of business on the day following the record date.

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Stock Purchase Rights.    In case we issue to all holders of Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common

Stock less than the Market Value (as defined below) on the record date for such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Price in effect at the opening of business on the day following the record date shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such adjustment to become effective immediately after the opening of business on the day following the record date; provided, however, that no such adjustment to the Conversion Price shall be made if the holders of Selling Securityholder Preferred Stock would be entitled to receive such options, warrants or other rights upon conversion at any time of shares of Selling Securityholder Preferred Stock into Common Stock; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering event occurs.

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Stock Splits, Reverse Splits and Combinations.    In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the effective date of such combination or reclassification shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the effective date of such subdivision, split, reclassification or combination.

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Debt, Asset or Security Distributions.    In case we, by dividend or otherwise, distribute to all holders of Common Stock evidences of our indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to under “— Stock Purchase Rights” above, any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a Spin-off (as defined below), or any dividend or distribution referred to under “— Stock Dividends” above, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for such distribution by a fraction, the numerator of which shall be the Market Value on the record date and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of our stockholders entitled to receive such distribution. In any case in which this provision is applicable, the terms described under “— Spin-offs” below shall not be applicable.

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Spin-offs.    In the case of a Spin-off, the Conversion Price in effect immediately prior to the close of business on the record date for such distribution shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustment to the Conversion Price under this provision will occur on the date that is the earlier of (1) the tenth trading day from, and including, the effective date of the Spin-off and (2) the date of the initial public offering of the securities being distributed in the Spin-off, if that initial public offering is effected simultaneously with the Spin-off.

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Tender Offers.    In the case that a tender or exchange offer made by us or any of our subsidiaries for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to our stockholders (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) per share of Common Stock that exceeds the closing sale price of the Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Conversion Price shall be reduced by multiplying the Conversion Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to our stockholders pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

Notwithstanding anything to the contrary, no adjustment need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of such Conversion Rate. No adjustment shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock. All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share).

We may make such reductions in the Conversion Price, in addition to those described above, as the Board considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event we elect to make such a reduction in the Conversion Price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction in the Conversion Price.

Upon conversion of the Selling Securityholder Preferred Stock, to the extent that the holders of the Selling Securityholder Preferred Stock receive Common Stock, such holders shall receive, in addition to the shares of Common Stock and any cash for fractional shares in accordance with the provisions described under “— Fractional Shares” below, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Common Stock prior to conversion. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the Conversion Price, provided that the Company has provided for the holders of the Selling Securityholder Preferred Stock to receive such rights upon conversion.

Whenever the Conversion Price is adjusted as described above, we will (i) compute the Conversion Price and prepare and transmit to our transfer agent an officer’s certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price (or if we are not aware of such occurrence, as soon as practicable after becoming so aware), we or, at our request and expense, our transfer agent shall provide a written notice to the holders of the Selling Securityholder Preferred Stock of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.

If we take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon our plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

The applicable Conversion Price will not be adjusted:

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upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

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upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

•	for a change in the par value of the Common Stock;

•	for accrued and unpaid dividends on the Selling Securityholder Preferred Stock; or

•	for the 4-for-1 reverse stock split consummated on the Issue Date pursuant to the Investment Agreement.

“Market Value” means, with respect to any date of determination, the average closing sale price of the Common Stock for a five consecutive trading day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.

“Spin-off” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

Recapitalizations, Reclassifications and Changes in Our Stock

In the event of any reclassification of outstanding shares of Common Stock (with certain exceptions), or any consolidation or merger of us with or into another person (other than with one of our subsidiaries) or any merger of another person with or into us (other than a consolidation or merger in which we are the resulting or surviving person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another Person of all or substantially all of our assets (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon conversion of its shares of Selling Securityholder Preferred Stock, a holder will be entitled to receive the kind and amount of securities (of us or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Selling Securityholder Preferred Stock were convertible immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of the Common Stock. In the event that at any time, as a result of an adjustment made pursuant to the Certificate of Designation, the holders of the Selling Securityholder Preferred Stock shall become entitled upon conversion to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in the Certificate of Designation.

Consolidation, Merger and Sale of Assets

The Company, without the consent of the holders of the Selling Securityholder Preferred Stock (but subject, for avoidance of doubt, to the right of such holders to vote on any such transaction as described under “— Voting Rights” above) may consolidate with or merge into any other person or convey, transfer or lease all or substantially all its assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Company; provided, however, that (i) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (ii) the shares of Selling Securityholder Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Selling Securityholder Preferred Stock had immediately prior to such transaction; and (iii) we deliver to our transfer agent an officer’s certificate and an opinion of counsel, acceptable to our transfer agent, stating that such transaction complies with the Certificate of Designation.

Upon our consolidation with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all of our assets as described above, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under the shares of Selling Securityholder Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Selling Securityholder Preferred Stock.

Notices

When we are required, pursuant to the Certificate of Designation, to give notice to the holders of the Selling Securityholder Preferred Stock by issuing a press release, rather than directly to such holders, we will do so in a public medium that is customary for such press release; provided, however, that in such cases, publication of a press release through the Dow Jones News Service shall be considered sufficient to comply with such notice obligation.

When we are required, pursuant to the Certificate of Designation, to give notice to the holders of the Selling Securityholder Preferred Stock without specifying the method of giving such notice, we will do so by sending notice via first class mail or by overnight courier to the holders of record as of a reasonably current date.

Fractional Shares

No fractional shares of Common Stock shall be issued to holders of Selling Securityholder Preferred Stock. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of the Selling Securityholder Preferred Stock surrendered by any such holder upon a conversion, such holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing sale price on the trading day next preceding the date of conversion.

Miscellaneous

The Accreted Liquidation Preference and the annual dividend rate and accretion ratio each shall be subject to equitable adjustment whenever a stock split, combination, reclassification or other similar event involving the Selling Securityholder Preferred Stock occurs. Such adjustments shall be determined in good faith by the Board (and such determination shall be conclusive) and submitted by the Board to the transfer agent.

If we take any action affecting the Common Stock, other than any action described under “— Anti-Dilution Adjustments” above, that in the opinion of the Board would materially adversely affect the conversion rights of the holders of Selling Securityholder Preferred Stock, then the Conversion Price for the Selling Securityholder Preferred Stock may be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board may determine to be equitable in the circumstances.

We will pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Common Stock or other securities or property upon conversion of the Selling Securityholder Preferred Stock; provided, however, that we will not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Selling Securityholder Preferred Stock to be converted, and such holder shall be responsible for any such tax.

The Selling Securityholder Preferred Stock is not redeemable.

The Selling Securityholder Preferred Stock is not entitled to any preemptive or subscription rights in respect of our securities.

The provisions of the DGCL, the Company Certificate and the Bylaws described under “Description of Common Stock — Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws” are incorporated in this “Description of Selling Securityholder Preferred Stock.”

Registration Rights Agreement

The Selling Securityholder Preferred Stock has the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders — Registration Rights Agreement.”

Transfer Agent and Registrar

The transfer agent and registrar for the Selling Securityholder Preferred Stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF SELLING SECURITYHOLDER WARRANTS

The summary of the material terms of the Selling Securityholder Warrants below is qualified in its entirety by reference to the Form of Selling Securityholder Warrant Certificate, a copy of which is included as Exhibit 4.2 to the registration statement of which this prospectus is a part and incorporated by reference herein. This summary may not contain all of the information about the Selling Securityholder Warrants that is important to you. We encourage you to read carefully the Form of Selling Securityholder Warrant Certificate in its entirety. Unless the context otherwise requires, definitions of terms provided in this “Description of Selling Securityholder Warrants” apply solely for purposes of this section.

Common Stock Subject to the Selling Securityholder Warrants

Each Selling Securityholder Warrant initially entitles the holder thereof to purchase one share of Common Stock. The Selling Securityholder Warrants, in the aggregate, initially grant the holders thereof the right to purchase an aggregate of 10,714,286 shares of Common Stock at an exercise price of $7.00 per share of Common Stock, in each case subject to certain anti-dilution adjustments as described under “— Anti-Dilution Adjustments” below. Currently there are 10,714,286 Selling Securityholder Warrants unexercised and outstanding.

Exercise of the Selling Securityholder Warrants

The Selling Securityholder Warrants are exercisable in whole or in part from time to time on any business day beginning on September 2, 2011 and ending on September 2, 2021. Any unexercised Selling Securityholder Warrants shall expire and the rights of the holders of such Selling Securityholder Warrants to purchase Common Stock shall terminate at the close of business on September 2, 2021. In order to exercise a Selling Securityholder Warrant, the holder thereof must (i) surrender their warrant certificate to us, with the exercise subscription form attached thereto duly completed and executed, and (ii) pay in full the exercise price then in effect for the shares of Common Stock as to which such warrant certificate is submitted for exercise. Such payment shall be made to us in cash, by bank wire transfer in immediately available funds to an account designated by us.

If fewer than all the Selling Securityholder Warrants represented by a warrant certificate are surrendered, their warrant certificate shall be surrendered and a new warrant certificate of the same tenor and for the number of Selling Securityholder Warrants that were not surrendered shall promptly be executed and delivered to the person or persons as may be directed in writing by the holder thereof, and we will register the new warrant certificate in the name of such person or persons. Any new warrant certificate shall be executed on behalf of us by our President, Chief Executive Officer, Chief Financial Officer or Secretary, either manually or by facsimile signature printed thereon. In case any of our officers whose signature shall have been placed upon any warrant certificate shall cease to be such officer before issue and delivery thereof, such warrant certificate may, nevertheless, be issued and delivered with the same force and effect as though such person had not ceased to be such officer.

Upon surrender of a warrant certificate in accordance with the provisions contained therein, we will instruct our transfer agent to transfer to the holder thereof appropriate evidence of ownership of any shares of Common Stock or other securities or property (including cash) to which such holder is entitled, registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by such holder (subject to the terms of the warrant certificate), and shall deliver such evidence of ownership and any other securities or property (including cash) to the person or persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as described under “— Fractional Shares” below. Upon payment of the exercise price therefor, the holder of Selling Securityholder Warrants (or its designee) shall be deemed to own and have all of the rights associated with any Common Stock or other securities or property (including cash) to which it is entitled pursuant to the warrant certificate upon the surrender thereof.

Anti-Dilution Adjustments

The number of shares issuable upon exercise of the Warrants and the exercise price shall be subject to the following adjustments from time to time:

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Stock Dividends.    In case we pay or make a dividend or other distribution on the Common Stock in Common Stock, the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant, as in effect at the opening of business on the day following the record date for such dividend or distribution, shall be adjusted so that the holder of the Selling Securityholder Warrants shall thereafter be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of the dividend or other distribution, had such Selling Securityholder Warrant been exercised immediately prior to the record date; and, in the event of any such adjustment, the exercise price, as in effect at the opening of business on the day following the record date for such dividend or other distribution, shall be adjusted by multiplying such exercise price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution. Such adjustments shall become effective immediately after the opening of business on the day following the record date.

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Stock Purchase Rights.    In case we issue to all holders of Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common Stock less than the Market Value (as defined below) on the record date for such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant shall be adjusted by multiplying the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant, as in effect at the opening of business on the day following the record date, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the record date shall be adjusted by multiplying such exercise price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly. Such adjustments shall become effective immediately after the opening of business on the day following the record date; provided, however, that no such adjustments shall be made if such holder would be entitled to receive such options, warrants or other rights upon exercise at any time of the Selling Securityholder Warrants; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of certain triggering events, then no such adjustments shall be made until such triggering event occurs.

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Stock Splits, Reverse Splits and Combinations.    In case outstanding shares of Common Stock are subdivided, split or reclassified into a greater number of shares of Common Stock, then the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be adjusted so that the holder thereof shall thereafter be entitled to receive the number of shares of

Common Stock that such holder would have owned or would have been entitled to receive had such Selling Securityholder Warrant been exercised immediately prior to the effective date of such subdivision, split or reclassification; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be proportionately reduced. Conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, then the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant in effect at the opening of business on the day following the date upon which such combination or reclassification becomes effective shall be adjusted so that the holder thereof shall thereafter be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive had such Selling Securityholder Warrant been exercised immediately prior to the effective date of such combination or reclassification; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the effective date upon of such combination or reclassification shall be proportionately increased. Such adjustments will become effective immediately after the opening of business on the day following the effective date of such subdivision, split, reclassification or combination.

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Debt, Asset or Security Distributions.    In case we, by dividend or otherwise, distribute to all holders of Common Stock evidences of our indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to under “— Stock Purchase Rights” above, any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-off (as defined below) referred to under “— Spin-offs” below, or any dividend or distribution referred to in
“— Stock Dividends” above), then the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the record date for such distribution shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of such Selling Securityholder Warrant immediately prior to the record date by a fraction, the numerator of which shall be the Market Value on the record date plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator of which shall be the Market Value on the record date; and, in the event of any such adjustment, the exercise price shall be reduced by multiplying the exercise price in effect immediately prior to the close of business on the record date for such distribution by a fraction, the numerator of which shall be the Market Value on the record date and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock. Such adjustments shall become effective immediately prior to the opening of business on the day following the record date for such distribution. In any case in which this provision is applicable, the terms described under “— Spin-offs” below shall not be applicable.

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Spin-offs.    In the case of a Spin-off, the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the record date for such distribution shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of such Selling Securityholder Warrant immediately before the close of business on such date by a fraction, the numerator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock, and the denominator of which shall be the Market Value; and, in the event of any such adjustment, the exercise price in effect immediately prior to the close of business on the record date for such distribution shall be reduced by multiplying the exercise price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustments under this provision will occur on the date that is the earlier of (1) the tenth trading day from, and including, the effective date of the Spin-off and (2) the date of the initial public offering of the securities being distributed in the Spin-off, if that initial public offering is effected simultaneously with the Spin-off.

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Tender Offers.    In the case that a tender or exchange offer made by us or any of our subsidiaries for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) per share of Common Stock that exceeds the closing sale price of the Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the date of the Expiration Time shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time; and, in the event of any such adjustment, the exercise price shall be reduced by multiplying the exercise price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of Purchased Shares plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

Notwithstanding anything to the contrary, no adjustment need be made to the number of shares issuable upon exercise of a Selling Securityholder Warrant or the exercise price unless such adjustment would require an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price immediately prior to the making of such adjustment. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of a Selling Securityholder Warrant or the exercise price immediately prior to the making of such adjustment. No adjustment to the exercise price shall be made if such adjustment will result in an exercise price that is less than the par value of the Common Stock. All adjustments to the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share) or the nearest $0.0001 (or if there is not a nearest $0.0001 to the next lower $0.0001), as the case may be.

We may make such increases in the number of shares issuable upon exercise of the Selling Securityholder Warrants or reductions in the exercise price, in addition to those required above, as the Board considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event we elect to make such an increase in the number of shares issuable upon exercise of the Selling Securityholder Warrants or such a reduction in the exercise price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if and to the extent that such laws and regulations are applicable in connection with the increase in the number of shares issuable upon exercise of the Selling Securityholder Warrants or the reduction in the exercise price.

Upon exercise of the Selling Securityholder Warrants by a holder thereof, to the extent that such holder receives Common Stock, such holder shall receive, in addition to the shares of Common Stock and any cash for fractional shares as described under “— Fractional Shares” below, if any, the rights issued under any future stockholder rights plan we may establish whether or not such rights are separated from the Common Stock prior to exercise. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price
“— Stock Purchase Rights” and “— Debt, Asset or Security Distributions” above, provided that we have provided for the holder to receive such rights upon exercise.

If we take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price then in effect shall be required by reason of the taking of such record.

The applicable number of shares issuable upon exercise of the Selling Securityholder Warrants and exercise price shall not be adjusted:

•

upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

•

upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our Subsidiaries;

•	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

•	for a change in the par value of the Common Stock;

•	for accrued and unpaid dividends on the Selling Securityholder Preferred Stock; or

•	for the 4-for-1 reverse stock split consummated on September 2, 2011 pursuant to the Investment Agreement.

“Market Value” means, with respect to any date of determination, the average closing sale price of the Common Stock for a five consecutive trading day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.

“Spin-off” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

Recapitalizations, Reclassifications and Changes in the Common Stock

In the event of any reclassification of outstanding shares of Common Stock (subject to certain exceptions), or any consolidation or merger of us with or into another person (other than with one of our subsidiaries) or any merger of another person with or into us (other than a consolidation or merger in which we are the resulting or surviving person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another person of all or substantially all of our assets (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon exercise of the Selling Securityholder Warrants, the holder thereof will be entitled to receive the kind and amount of securities (of us or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock issuable upon exercise of the Selling Securityholder Warrants immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of Common Stock. In the event that at any time, as a result of an adjustment made pursuant to the terms of the Warrant Certificate, the holder thereof shall become entitled upon exercise to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon exercise and the exercise price therefor shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in the Warrant Certificate.

Fractional Shares

No fractional shares of Common Stock shall be issued to a holder of Selling Securityholder Warrants upon exercise of any Selling Securityholder Warrant. In lieu of any fraction of a share of Common Stock that would otherwise be issuable upon exercise of the aggregate number of Selling Securityholder Warrants exercised by such holder, the holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing sale price on the trading day next preceding the date of exercise.

Notice of Adjustment

Whenever the number of shares of Common Stock or other stock or property issuable upon the exercise of each Selling Securityholder Warrant or the exercise price is adjusted, we will (i) compute such adjustment and prepare and transmit to our transfer agent an officer’s certificate setting forth the adjustment, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment (or if we are not aware of such occurrence, as soon as practicable after becoming so aware), we or, at our request and expense, our transfer agent shall provide a written notice to the holders of Selling Securityholder Warrants of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment was determined and setting forth the adjusted amount.

Voting Rights

Prior to the exercise of the Selling Securityholder Warrants, the holders of such Selling Securityholder Warrants, in their capacity as such, shall not be entitled to any rights of a stockholder of the Company, including the right to vote or to consent with respect to any matter.

Miscellaneous

We will pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Common Stock or other securities or property upon exercise of the Selling Securityholder Warrants; provided, however, that we will not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of such Selling Securityholder Warrants, and such holder shall be responsible for any such tax.

Applicable Law

The Selling Securityholder Warrants and all rights arising thereunder are construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Registration Rights Agreement

The Selling Securityholder Warrants have the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders — Registration Rights Agreement.”

SELLING SECURITYHOLDERS

We are registering for resale shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants held by certain selling securityholders. The shares of Selling Securityholder Preferred Stock and Selling Securityholder Warrants to be sold by the selling securityholders were acquired by certain of the selling securityholders on September 2, 2011 in a private placement of 75,000 shares of Selling Securityholder Preferred Stock and 10,714,286 Selling Securityholder Warrants.

The prospectus supplement for any offering by the selling securityholders of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock will include the following information:

•	the name of each participating selling securityholder;

•	the nature of any position, office or other material relationship which each selling securityholder has had within the past three years with us or any of our predecessors or affiliates;

•	the number of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock held by each selling securityholder prior to the offering;

•	the number of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock to be offered for each selling securityholder’s account; and

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the number, and, if applicable, the percentage of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock held by each of the selling securityholders before and after the offering.

Registration Rights Agreement

The selling securityholders have rights pursuant to the Registration Rights Agreement dated as of September 2, 2011 (the “Registration Rights Agreement”), by and among JPE, the other holders of registrable securities and designated secured lenders from time to time party thereto and the Company. The summary of the material terms of the Registration Rights Agreement below is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is included as Exhibit 4.3 to the registration statement of which this prospectus is a part and incorporated by reference herein. This summary may not contain all of the information about the Registration Rights Agreement that is important to you. We encourage you to read carefully the Registration Rights Agreement in its entirety.

The Registration Rights Agreement provides the selling securityholders from time to time party thereto with certain rights to cause the Company to register the sale of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or upon exercise of the Selling Securityholder Warrants, in each case other than any such securities that are then freely transferable without registration pursuant to Rule 144 under the Securities Act without limitation as to volume, manner of sale or other restrictions under Rule 144. We refer to the securities that are subject to registration under the Registration Rights Agreement as provided above as “Registrable Securities.”

Demand Registrations

At any time, holders of Registrable Securities representing no less than a majority of the Common Stock constituting Registrable Securities or issuable upon conversion of Selling Securityholder Preferred Stock or exercise of Selling Securityholder Warrants constituting Registrable Securities may request registration of the sale of such securities by giving the Company written notice thereof. The Company must then use reasonable best efforts to (i) file a registration statement registering such Registrable Securities as promptly as reasonably practicable and in any event within 30 days (if on Form S-3) or 45 days (if on Form S-1) and (ii) have such registration statement declared effective as promptly as reasonably practicable thereafter (subject to certain customary exceptions). Such majority holders may request a total of three demand registrations.

Piggyback Registrations

If the Company registers its securities on a registration statement that permits the inclusion of the Registrable Securities, the Company must give JPE prompt written notice thereof (subject to certain exceptions). The Company must then include on such registration statement all Registrable Securities requested to be included therein (subject to certain exceptions).

Expenses of Registration and Selling

Subject to certain exceptions, all expenses incurred in connection with the registration or sale of the Registrable Securities will be borne by the Company.

JPE Lock-up Letter

Notwithstanding JPE’s rights under the Registration Rights Agreement and the registration of the Registrable Securities hereunder, in order to reinforce JPE’s long-term commitment to the Company and its stockholders, JPE, acting unilaterally and voluntarily, committed to the Company on September 2, 2011 that, during the period ending one year from the closing of the JPE Equity Investment, it will not sell or otherwise transfer any of the Selling Securityholder Preferred Stock or Selling Securityholder Warrants or the Common Stock issued or issuable upon conversion or exercise thereof, other than transfers to affiliates who also make such commitment, or as security for financial planning purposes and charitable contributions. A copy of the letter from JPE to the Company documenting this commitment is included as Exhibit 99.1 to the registration statement of which this prospectus is a part and is incorporated by reference herein.

PLAN OF DISTRIBUTION

We and any selling securityholders may sell the securities offered by this prospectus and applicable prospectus supplements:

•	to or through underwriters or through dealers;

•	in short or long transactions;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell securities, we and, if applicable, certain of our selling securityholders, will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us or the selling securityholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act.

The applicable prospectus supplement relating to an offering of securities will set forth:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities being offered and the proceeds to us, if any, from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or re-allowed or paid by underwriters or dealers to other dealers;

•	in the case of the Debt Securities, the interest rate, maturity and redemption provisions;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	the securities exchanges on which the securities may be listed, if any; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the NYSE Amex:

•	at a fixed price or prices that may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by the underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We or the selling securityholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with us or the selling securityholders, including, without limitation, in connection with distributions of the securities by those broker-dealers. We or the selling securityholders may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. We or the selling securityholders may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

Securities may be sold directly by us or the selling securityholders or through agents designated by us or the selling securityholders from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us or the selling securityholders to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we or the selling securityholders will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us or the selling securityholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. Institutions to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company or the selling securityholders. The underwriters and other persons soliciting such contracts will have no responsibility for the validity of such arrangements or the performance of the Company or the selling securityholders or such institutions thereunder.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement and will be subject to the restrictions and limitations contained in the applicable provisions, if any, of Delaware law and the Company Certificate. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business, for which they receive compensation. However any possible conflicts of interest of any underwriter, dealer or agent will be disclosed in the applicable prospectus supplement.

Any underwriters to whom securities are sold by us or the selling securityholders for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered in accordance with Regulation M under the Exchange Act. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us or the selling securityholders in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the NYSE Amex, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

The selling securityholders may also sell the shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock in one or more privately negotiated transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock, as the case may be, are covered by the registration statement of which this prospectus forms a part. Such sales, if any, will not form part of the plan of distribution described in this prospectus. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each such sale.

Because the selling securityholders may be deemed to be “underwriters” under the Securities Act, the selling securityholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act.

Each series of offered securities will be a new issue, other than the shares of Common Stock, which are listed on the NYSE Amex, and the Selling Securityholder Preferred Stock and Selling Securityholder Warrants. We may elect to list any series of offered securities on an exchange, and in the case of the Common Stock, on any additional exchange, but unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.xpocorporate.com. The contents of our website are not incorporated by reference into or otherwise part of this prospectus and our website address is included as an inactive textual reference only. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any such documents filed after the date of the initial registration statement and prior to effectiveness of the registration statement, until all of the securities offered hereby are sold. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed by us with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and

•

Current Reports on Form 8-K filed on March 22, 2011 (as amended), March 31, 2011, June 13, 2011, June 14, 2011, June 22, 2011, July 22, 2011, August 15, 2011 (under Items 8.01 and 9.01), September 1, 2011 and September 6, 2011.

The re-audited consolidated financial statements included as Exhibit 99.1 to our Current Report on Form 8-K filed on August 15, 2011 (under Items 8.01 and 9.01) supersede the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference but not delivered with the prospectus. You can obtain free copies of such documents if you call us at (269) 695-2700 or write us at the following address: 429 Post Road, Buchanan, Michigan 49107. You may also visit our website at www.xpocorporate.com for free copies of any such document.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein may contain summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus or in any prospectus supplement or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

LEGAL MATTERS

Certain matters with respect to the validity of the offered securities will be passed upon by Cravath, Swaine & Moore LLP, New York, New York. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of XPO Logistics, Inc. (formerly Express-1 Expedited Solutions, Inc.) as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.